Exhibit 10.1

[USAT Letterhead]

July 22, 2015

Mr. J. Duncan Smith
P.O. Box 104
Bryn Mawr, PA 19010

Dear Duncan:

I am pleased to extend to you an offer of employment to join USA Technologies, Inc. (“USAT”) as Chief Financial Officer. In your role as Chief Financial Officer, you will report to me. Your first day of employment will be Monday, August 31, 2015.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be on Friday, July 24, 2015.

The following are the terms of your employment:

•	Your annual base salary will be $265,000.
•	You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.
•	The Compensation Committee of USAT’s Board of Directors, in consultation with me, shall annually review your compensation.
•	You will participate in the Fiscal Year 2016 Short-Term Incentive Plan of USAT, which is anticipated to be approved by the Board, and which will cover USAT’s executive officers. The Fiscal Year 2015 Short-Term Incentive Plan provided for a cash bonus to the executive officers if USAT achieved certain annual financial goals as well as certain individual performance goals which were established by the Compensation Committee. Subject to approval of the Fiscal Year 2016 Short-Term Incentive Plan by the Board, if the target goals would be achieved, you would earn a cash bonus equal to 25% of your base salary.
•	You will participate in the Fiscal Year 2016 Long-Term Incentive Stock Plan of USAT, which is anticipated to be approved by the Board, and which will cover USAT’s executive officers. The Fiscal Year 2015 Long-Term Incentive Stock Plan provided for an award of shares of common stock of USAT to the executive officers in the event that certain metrics relating to the Company’s 2015 fiscal year resulted in specified ranges of year-over-year percentage growth. Subject to approval of the Fiscal Year 2016 Long-Term Incentive Stock Plan by the Board, if the year-over-year percentage target goals would be achieved, you would earn an award of shares with a value equal to 75% of your base salary. The shares would vest as follows, provided that you are employed by USAT on the respective vesting dates: one-third at the time of issuance; one-third on the first anniversary of issuance; and one-third on the second anniversary of issuance.

•	The financial metrics to be utilized in connection with the incentive plans referred to above would be based upon the fiscal year 2016 financial plan to be presented by management to the Board of Directors. Your individual performance goals would be established by the Compensation Committee in consultation with me.
•	The term of your employment is “at will,” which means that you or USAT may end your employment at any time and for any reason.
•	You would be covered by and entitled to all of the fringe benefits that are generally available to USAT employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USAT’s benefits program is subject to change and any such change would supersede this letter.
•	You will be covered as an executive officer of USAT under our Directors & Officers liability insurance policy.
•	Like all USAT employees, you will be required, as a condition of your employment with USAT, to sign the Receipt and Acknowledgement of USAT’s Employee Manual, a copy of which is attached.
•	You acknowledge that you have reviewed the following policies of USAT, and agree to comply with these (and any other applicable) policies: Code of Business Conduct and Ethics, as amended; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Duncan, we are very much looking forward to your joining the USAT team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Accepted and Agreed to:

/s/ J. Duncan Smith
J. Duncan Smith, CPA

Dated: July 22, 2015